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                         EMERGENCY BY-LAWS
                                OF
             AMERICAN CENTURION LIFE ASSURANCE COMPANY


                             ARTICLE I
                  DESIGNATION OF ACTING DIRECTORS

Section 1. If at any time during an acute emergency, the number of Directors of the Company who have the ability to be present at a Board meeting under the By-Laws of American Centurion Life Assurance Company, as amended from time to time, shall be less than three (3), the shareholders of the Company shall have the power to designate Acting Directors in such number as will bring to three
(3) the number of Directors and Acting Directors who have the ability to be present at a Board meeting.

When used herein, the term "acute emergency" shall mean: "A period in which, by reason of loss of life, epidemic disease, destruction or damage of property, contamination of property by radiological, chemical or bacteriological means, or disruption of the means of transportation and communication, resulting from an attack, as defined herein, it is impossible or impracticable for the business of insurance in this state to be conducted in strict accord with the provisions of law or charters applicable thereto."

When used herein, the term "attack" shall mean: "Any attack, actual or imminent, or series of attacks by an enemy of a foreign nation upon the United States causing, or which may cause, substantial damage or injury to civilian property or persons in the United States in any manner by sabotage or by the use of bombs, shellfire, or nuclear, radiological, chemical, bacteriological, or biological means or other weapons or processes."

Section 2. No person prohibited by law or by the Charter or By-Laws of the Company from serving as a member of its Board shall be eligible to serve as an Acting Director except that no person shall be disqualified to serve as an Acting Director by reason of his not being a stockholder of the Company, by his not being a resident of the State of New York or a citizen of the United States, or by reason of the number of the Directors or Acting Directors who are Officers, Acting Officers or employees of the Company. No oath of Acting Directors shall be required.

                            ARTICLE II
                    POWERS OF ACTING DIRECTORS

Section 1. Acting Directors designated pursuant to these Emergency By-Laws shall be entitled to notice of and to vote at all meetings of an Emergency Board of Directors equally with Directors. Each Acting Director shall serve until the Director or Acting Director in whose place he was elected or appointed shall attend a meeting of the Board or until a Director is duly elected to fill the vacancy in which such Acting Director has been serving, whichever event occurs earlier.

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Section 2.  An Acting Director shall be entitled to the
compensation, if any, payable to a Director.

                            ARTICLE III
      NOTICE OF MEETINGS OF THE EMERGENCY BOARD OF DIRECTORS

Section 1. Notwithstanding any contrary provision of law or of the Charter and By-Laws of the Company, if at any time during an acute emergency affecting the Company, no person otherwise empowered to call meetings of the Board is capable of acting, a meeting thereof may be called by any Director or Acting Director. If it shall be impracticable or impossible to give notice of a meeting of the Board in the manner prescribed by the Charter and By-Laws of the Company and law other than this Article, the person calling such a meeting may give notice thereof by making such reasonable efforts as circumstances may permit to notify each Director and Acting Director of the time and place of the meeting, but need not specify the purposes thereof. Failure of any Director or Acting Director to receive annual notice of a meeting of Directors and Acting Directors shall not affect the power of the Directors and Acting Directors present at such meeting to exercise the powers of an Emergency Board of Directors as prescribed herein. Nothing contained in this Article shall be construed as requiring a meeting of the Board of the Company to be convened in any manner different from that prescribed by the Charter, By-Laws, and by the provisions of law other than this Article.

                            ARTICLE IV
       DUTIES AND POWERS OF THE EMERGENCY BOARD OF DIRECTORS

Section 1. If three (3) or more Directors and/or Acting Directors of the Company are present at any meeting of the Board duly convened during an acute emergency affecting the Company, they shall constitute the Emergency Board of Directors of the Company which, notwithstanding any contrary provision of law or of the Charter and By-Laws of the Company, shall have the power, subject to the limitations prescribed herein, by a majority of those present, to take any and every action which may be necessary to enable the Company to meet the exigencies of the acute emergency and conduct its business during such period, but no other powers.

Section 2. The powers of an Emergency Board of Directors shall include, but shall not be limited to, the following powers:

       a. To elect such Acting Officers as it may deem necessary, without regard to the number of officers which would otherwise be required, to serve in any offices which are vacant or in place of any Officers or Acting Officers who fail to appear and assume their duties, to fix the compensation and determine the powers and duties of Acting Officers and to remove Acting Officers, but not to remove any Officer or to fill any vacancy on a permanent basis or to cause the Company to enter into any contract of employment for a term of over one (1) year.

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       b.    To cause the Company to change the location of its
             principal office, or any of its places of business, and to authorize such action as it may deem appropriate to acquire space and facilities at the new location, but not to acquire for use as its principal office, property in fee or for a term of over one (1) year.

       c. To postpone any meeting of the Directors of the Company if, in the judgment of the majority of the members of such Emergency Board of Directors, it would be impracticable to hold such meeting at the time it would otherwise have been held or conducted.

                             ARTICLE V
               POWERS AND DUTIES OF ACTING OFFICERS

Section 1. Acting Officers elected pursuant to these Emergency By-Laws shall have such powers and duties and receive such compensation as may from time to time be determined by the Board or Emergency Board of Directors. Each Acting Officer shall serve until the Officer in whose place he was elected shall appear and assume his duties or until his Successor Officer or Acting Officer shall be elected, whichever event occurs earlier.

                            ARTICLE VI
                            AMENDMENTS

Section 1. These Emergency By-Laws may be altered, repealed, or amended in whole or in part by the Board of Directors at any regular meeting of the Board of Directors, in accordance with the applicable provisions of the By-Laws of the Company.

                            ARTICLE VII
                     INCORPORATION OF BY-LAWS

Section 1.  The Charter and By-Laws of American Centurion Life
Assurance Company, as amended from time to time, shall be incorporated herein insofar as they are not inconsistent with these Emergency By-Laws.



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